EXHIBIT 10.1

CONTRACT FOR SALE OF REAL ESTATE

                                 JUNE 26, 2009

RECEIVED of GH Doane Inc., a Maine corporation, or assigns hereinafter called the Purchaser, the sum of:

TWENTY-FIVE THOUSAND DOLLARS ($25,000) as a deposit on account of the purchase price of the following described real estate, situated in Penobscot County, State of Maine, to wit:

1292 Hammond Street, Bangor, Maine, further described as a 23,000 +/- sf building situated on a 4.5 acre lot as shown on Map R9, Lot 13A in the City of Bangor tax assessor's office and recorded in the Penobscot County Registry of Deeds, Book 5224, Page 331 (hereinafter referred to as the "Premises"), the TOTAL purchase price being NINE HUNDRED THOUSAND DOLLARS ($900,000) to be paid as follows:

$25,000 herewith;

$875,000 balance in cash or certified check or closing agent check at closing.

Said deposit is received and held by Epstein Commercial Real Estate, subject to the following terms and conditions:

1.  Seller shall have until 5 o'clock p.m. on Friday, June 26, 2009, to accept the within offer; and if Seller has not accepted the offer by such time, said deposit shall be returned promptly to Purchaser. Epstein Commercial Real Estate will hold said deposit and act as escrow agent until the closing.

2.  Within 30 days from the full execution of this Contract, Purchaser shall notify the Seller of any title defects to which Purchaser objects, and Seller shall have a reasonable period of time, not to exceed 30 days, to cure such objections. If Seller is unable to cure the objections after having made reasonable efforts, Purchaser may either consummate the purchase of the Premises in accordance with this Contract or terminate this Contract, in which case the Seller shall refund to Purchaser the deposit made hereunder and the parties shall have no further obligation to each other.

3.  The closing shall take place within 15 days of the satisfaction of the contingencies outlined in Paragraph 11, or at such other time or place as may be agreed by both parties. Seller shall on the date of closing execute typical closing documents and title insurance documents and deliver a good and sufficient warranty deed conveying the Premises to the Purchaser or its nominee, in fee simple, with good and marketable title thereto. Seller shall deliver possession of the premises to the Purchaser or its nominee at the time of closing, free of all tenants and occupants, unless otherwise provided herein. The Premises shall be broom clean, free of all possessions and debris, and in the same condition as they are now, reasonable wear and tear accepted. Purchaser may inspect the Premises on or before the date of closing to verify the condition of the Premises.

4.  The following items will be pro-rated as of the Closing: Real estate taxes X ; fuel X ; rents___; utilities X.

5.  Risk of loss or damage to the Premises, by fire or otherwise, until title is passed, remains with the Seller. In the event of any such loss or damage, Purchaser shall have the option of terminating this Contract and receiving its deposit back, or to accept available insurance proceeds that cover the damage and to close the transaction with the Premises in an "as is" condition.

6.  In case of the failure of the Purchaser to pay the purchase price or to perform any of the covenants on its part made or entered into, at Seller's option, this Contract will be terminated and the deposit will be retained by the Seller as liquidated damages; the escrow agent is hereby authorized by the Purchaser to deliver the deposit to the Seller under the foregoing circumstances.

7.  Time is of the essence under this Contract. All covenants and agreements herein contained will inure to and be binding upon the heirs, personal representatives, successors and assigns of the parties.

8.  The Seller acknowledges that Bev Uhlenhake of Epstein Commercial Real Estate is acting solely as the Seller's agent in this transaction.

9.  The Seller and Purchaser will each pay one-half of the real estate transfer tax payable as a result of this transaction.

10.  This Contract may be signed in any number of identical counterparts, such as a faxed copy, with the same binding effect as if the signatures were on one instrument. Original or faxed signatures are binding.

11.  Purchaser's obligations hereunder are subject to and conditioned upon:

A.
Purchaser obtaining a satisfactory "Level One" environmental assessment within 30 days of the full execution of this agreement. Should the "Level One" assessment recommend "Level Two" testing then the Purchaser shall have an additional 30 days to complete the "Level Two" assessment;

B.
Purchaser promptly making application for and obtaining a satisfactory commitment for bank financing in the amount of $720,000 within 30 days of the full execution of this agreement. If Purchaser is acting in good faith to obtain satisfactory bank financing but requires additional time to do so, this contingency may be extended for two additional fifteen (15) day periods.

C.	Purchaser obtaining a satisfactory building inspection within 30 days of the full execution of this agreement.

D.	Purchaser determining within 30 days of the full execution of this agreement, in Purchaser's sole opinion, that the Premises can be feasibly and economically acquired, developed and operated in accordance with Purchaser's intentions; such determination to include, without limitation, Purchaser's confirmation, to Purchaser's sole satisfaction, that (a) the soil conditions existing on the Premises are adequate for Purchaser's anticipated use and that no environmental, toxic waste, or hazardous substance problems exist with respect to the Premises, (b) gas, electric and other necessary utilities are presently available on or to the boundaries of the Premises in adequate capacities to service Purchaser's anticipated use, or will be brought to the boundaries of the Premises through dedicated easements at Purchaser's sole cost and expense, (c) any governmental permit, authorization, variance or curb cuts(s) desired or required by Purchaser is available to Purchaser, (d) all zoning regulations, including without limitation, all building height, set-back, density and other building, health and safety regulations and limitations applicable to the Premises, are compatible with Purchaser's proposed use, (e) all data furnished to Purchaser by Seller is acceptable to Purchaser and their engineers, (f) no governmental or deed restriction affecting the Premises or signage thereon is inconsistent with Purchaser's intended use, and (g) to the extent applicable, Seller has obtained all subdivision, lot split and other approvals, in final and non-appealable from, required from any governmental authority to permit the conveyance of the Premises to Purchaser hereunder as a separate legal parcel, in the configuration set forth on the Survey to be approved by Purchaser.

E.
Purchaser obtaining a satisfactory survey or inspection sketch verifying the location of lot lines and improvements thereon and lack of encroachments within thirty (30) days of the full execution of this agreement.

F.
Purchaser being able to obtain satisfactory liability and hazard insurance with extended coverage on the premises at ordinary rates from an insurer of Purchaser's choice within thirty (30) days of the full execution of this agreement.

If any of the above-referenced contingencies are unsatisfactory to the Purchaser, then the Purchaser may terminate this Agreement by written notice to Seller within each specified frame, and the deposit shall be returned to the Purchaser and both parties shall be released from their prospective obligations hereunder. If Purchaser does not so elect to terminate this Agreement by notice in writing to Seller within the specified time periods, then this condition shall be deemed to have been satisfied.

12.  Within five days of the full execution of this Contract, Seller shall provide Purchaser with any existing abstracts of title, or title insurance policies, and surveys and site plans in its possession related to the Premises. Seller will provide a copy of a Level I site assessment by S.W. Cole dated November 6, 1992 and represents to Purchaser that Seller has no knowledge of any potential hazardous waste beyond the report contents.

13.  Any dispute or claim arising out of or relating to this Contract or the Premises address in this Contract shall be submitted to mediation in accordance with the Maine Residential Real Estate Mediation Rules of the American Arbitration Association. This clause shall survive the closing of this transaction.

14.  Seller shall give Purchaser and Purchaser's agents and representatives' reasonable access to the Premises during normal business hours. If the transaction contemplated by this Contract does not close for any reason, Purchaser shall restore the Premises so examined or tested to its original condition prior to Purchaser's entry which such changes of condition were caused by Purchaser. Purchaser hereby agrees to indemnify and defend and hold harmless Seller for any damage, claim, loss, liability or expense incurred or suffered in connection with the Inspections by reason of the granting or exercise of the right and license granted herein. The provisions of this paragraph shall survive the Closing or other termination of this Contract.

A COPY OF THE CONTRACT IS TO BE RECEIVED BY ALL PARTIES AND, BY SIGNATURE, RECEIPT OF A COPY IS ACKNOWLEDGED.

Epstein Commercial Real Estate, Seller's Broker

I hereby agree to purchase the Premises at the price and upon the terms and conditions set forth above.

Signed this 26th day of June, 2009.

PURCHASER:

________________________________	/s/ Gerald Doane
Witness	Gerald Doane, President
GH Doane, Inc.

ACCEPTANCE

I hereby accept the offer and agree to deliver the Premises at the price and upon the terms and conditions above stated.

Signed this 25th day of June, 2009.

SELLER:

__________________________________	/s/ Mark Dumouchel
Witness	Mark Dumouchel
ADCO Surgical Supply, Inc.